FOR IMMEDIATE RELEASE:                                       NEWS
December 15, 2000                                        OTC-VARL

                VARI-L COMPANY ANNOUNCES NASDAQ RULING AND
                PLANS FOR RELEASE OF FINANCIAL INFORMATION

          Company's Stock Symbol Reverts to "VARL" On Pink Sheets

DENVER, Colorado -- Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced it has been advised by Nasdaq that its stock will not be relisted on the Nasdaq National Market in the immediate future. The stock had been delisted on September 7 due in part to Vari-L's lack of audited financial statements; Vari-L had appealed the delisting. After Nasdaq's denial of Vari-L's appeal on December 8, 2000, the Company's stock, which is traded on the Pink Sheets, has been trading under its original symbol "VARL."

Pete Pappas, CEO, said Nasdaq's ruling will not affect Vari-L's plans to continue working toward satisfying the financial statements requirements for listing on Nasdaq or another recognized exchange. He noted that the process could take some time and that in the interim the Company would continue to be listed on the Pink Sheets.

"While relisting our shares on Nasdaq was the preferred outcome, we understand and respect Nasdaq's decision," Pappas said. "In the meantime, our shares will continue to be listed on the Pink Sheets, a trading forum that has improved in terms of trade reporting and electronic access in recent years. Ultimately, we believe that shareholder value is driven by sales and earnings growth, and that investors and investment professionals will recognize value no matter what exchange our shares are listed on. We will continue to develop new technologies and to serve a client base that consists of many of the world's leading providers of wireless communications systems."

Vari-L also announced that KPMG LLP, its independent auditor, has informed the Company it will not be able to express unqualified audit opinions for periods prior to June 30, 2000. The decision, which was made following many months of efforts by KPMG and Vari-L management, is based on KPMG's determination that the internal controls over inventory accounting and management systems prior to June 30, 2000, were not sufficiently reliable to enable KPMG to audit the Company's inventory quantities. KPMG is unable to apply alternative auditing procedures to the Company's inventory balances for periods prior to June 30, 2000. The Company and KPMG concluded that no amount of reconstructive accounting can overcome the conditions that existed prior to June 30, 2000. Pappas said Vari-L is continuing the process of preparing financial statements for the second and third quarters of 2000 and restated financial statement for the first quarter of 2000 and all of 1999.

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung, and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success and timeliness of the Company's efforts to restate its prior financial statements, the ability of the Company's new independent accounting firm to issue an unqualified audit report on those financial statements, future economic conditions generally, as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.              Pfeiffer Public Relations, Inc.
Pete Pappas, CEO                                     303/393-7044
303/371-1560